QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 7: STATEMENT RE COMPUTATION OF RATIOS

	Concordia Bus Nordic		Concordia
	Year ended April 30,	8.5-month period ended January 14,	1.5-month period ended February 29,	Year ended February 28,
SWEDISH GAAP	1999	2000	2000	2001		2002		2003
	SEK	SEK	SEK	SEK		SEK		SEK
	(in millions, except for ratios)
Earnings =
Net income (loss)	54	30	(34)	(225	)(1)	(286	)(1)	(344)
+ Income tax expense (benefit)	39	(1)	(12)	(83	)(1)	(78	)(1)	(83)
+ Fixed charges	74	40	50	224		224		362

=	167	69	4	(84)		(140)		(65)

Fixed charges =
Interest expense	69	40	23	194		208		234
Amortization of financing costs	3	—	27	14		17		17
Interest element on operating leases	2	—	—	16		77		111

=	74	40	50	224		302		362

Ratio of earnings to fixed charges
Earnings	167	69	4	(84)		(140)		(65)
Fixed charges	74	40	50	224		302		362

=	2.3	1.7	0.1	—		—		—

Earnings are insufficient to cover fixed charges by:				308		442		427
	Concordia Bus Nordic		Concordia
	Year ended April 30,	8.5-month period ended January 14,	1.5-month period ended February 29,	Year ended February 28,
US GAAP	1999	2000	2000	2001		2002		2003
	SEK	SEK	SEK	SEK		SEK		SEK
	(in millions, except for ratios)
Earnings under U.S. GAAP =
Net income under U.S. GAAP	52	(5)	(29)	(260)		(269)		(301)
Add back taxes (Swedish)	39	(1)	(12)	(83	)(1)	(78	)(1)	(83)
Tax adjustment U.S. GAAP	1	—	1	(12	)(1)	6	(1)	(9)
Fixed charges under U.S. GAAP	71	41	50	225		225		351

=	163	35	10	(130)		(116)		(42)

Fixed charges under U.S. GAAP=
Interest expense under Swedish GAAP	66	40	23	194		208		234
Interest adjustment under U.S. GAAP	—	1	27	1		(8)		(11)
Amortization of financing fees Swedish GAAP	3	—	—	14		17		17
Interest element of operating lease under Swedish GAAP	2	—	—	16		77		111

=	71	41	50	225		294		351

Ratio of earnings to fixed charges under U.S. GAAP
Earnings	163	35	10	(130)		(116)		(42)
Fixed charges	71	41	50	225		294		351

=	2	0.9	0.2	—		—		—

Earnings are insufficient to cover fixed charges by:				355		410		393

(1)
—Swedish GAAP net loss amounts for the years ended February 28, 2002 and 2001 have been restated to give retroactive effect of a change in accounting policy under Swedish GAAP. See Note 1 to the consolidated financial statements included elsewhere in this annual report on Form 20-F for a description of the change in accounting policy and the related effects. The change in accounting policy for Swedish GAAP had no impact on the results of operations or financial position of Concordia under U.S. GAAP.

QuickLinks

EXHIBIT 7: STATEMENT RE COMPUTATION OF RATIOS